Exhibit 10

SERVICES AGREEMENT
SERVICES AGREEMENT, dated as of June 18, 2013 (the “Agreement”) is made by and between ORIENT-EXPRESS HOTELS LTD., a Bermuda company (the “Company”), and J. ROBERT LOVEJOY (the “Mr. Lovejoy”).
RECITALS
A.    Mr. Lovejoy plans to devote substantial time and energy to other business interests and has, accordingly, communicated his intention not to stand for re-election to the Board of Directors of the Company (the “Board”) at the Company's 2013 annual general meeting of shareholders. Mr. Lovejoy's term as Chairman and member of the Board will, therefore, expire effective as of the date of the Company's next annual general meeting of shareholders (the “Effective Date”);
B.    Given Mr. Lovejoy's prior service as Chairman of the Board and interim Chief Executive Officer of the Company, the Company desires to be able to call upon the knowledge and experience of Mr. Lovejoy following the expiration of his term as Chairman and member of the Board. Accordingly, the Company wishes to retain Mr. Lovejoy to be available to provide certain personal services in accordance with this Agreement; and
C.    Mr. Lovejoy is willing to render such services to the Company on the terms and conditions set forth in this Agreement;
NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the Company and Mr. Lovejoy hereby agree as follows:
Section 1.Defined Terms. Capitalized terms not otherwise defined in this Agreement are defined in Section 18.

Section 2.Term of Agreement. Mr. Lovejoy shall be retained by the Company for a period of twelve (12) months commencing on the Effective Date (the “Term”), unless earlier terminated pursuant to Section 6.

Section 3.Position and Responsibilities. Mr. Lovejoy agrees to render such advice, background and any other information to the Company relating to the ordinary course management of the Company at the level of the Board or the office of the Chief Executive Officer of the Company (the “CEO”) as and only to the extent as may be reasonably requested by the Board or, with the consent of the Board, by the CEO.

Section 4.Compensation. During the Term, the Company shall pay Mr. Lovejoy a fixed retainer (the “Retainer”) of $300,000, payable in arrears in equal monthly installments during the Term commencing on the date one month after the Effective Date, subject to proration for any partial month and subject to Section 6 below. For avoidance of doubt and to prevent undue enrichment, Mr. Lovejoy will only receive his quarterly fee for serving as the Chairman of the Board of Directors pro rata for the period up to, but excluding, the Effective Date.

Section 5.Business Expenses. Mr. Lovejoy shall be reimbursed in accordance with the policies of the Company for necessary and reasonable business expenses incurred by Mr. Lovejoy in connection with the performance of his duties hereunder in accordance with Section 3, subject to advance written approval by the CEO or the Board and the submission of an itemized and reasonably detailed expense report to the Company.

Section 6.Termination. This Agreement and Mr. Lovejoy's retention hereunder may be terminated at any time by either the Company or Mr. Lovejoy upon thirty (30) days prior written notice to the other party. In the event of a termination of this Agreement by the Company without Cause or, if during the Term Mr. Lovejoy dies or becomes physically or mentally unable to perform services requested by the Company and contemplated under this Agreement, Mr. Lovejoy (or his estate or legal representatives, as applicable) shall be entitled to receive the Retainer for the remainder of the Term. In the event of a termination of this Agreement for any other reason, Mr. Lovejoy shall not be entitled to receive any further payments of the Retainer following such termination. Notwithstanding any of the foregoing, Sections Section 9 through Section 11 of this Agreement shall survive the termination of this Agreement and the cessation of Mr. Lovejoy's engagement hereunder.

Section 7.Status of Mr. Lovejoy. On the Effective Date, Mr. Lovejoy shall be deemed to have “retired” for purposes of all equity and equity based compensation awards held by Mr. Lovejoy as of immediately prior to the Effective Date. Mr. Lovejoy is not and shall not be an employee of the Company or any affiliated entity of the Company, and after the Effective Date shall not be a director or other officer of the Company or any affiliated entity of the Company. Accordingly, Mr. Lovejoy shall not be entitled to participate in any employee benefit plans or other benefits or conditions of employment available to the employees of the Company or any affiliated entity of the Company. Mr. Lovejoy shall have no authority to act or represent himself or otherwise hold himself out as an advisor, consultant or agent of the Company or any affiliated entity of the Company, except on authority specifically so delegated to him in writing by the Company, and he shall not represent to the contrary to any person. Mr. Lovejoy shall only render services to the Company under this Agreement as Mr. Lovejoy determines are necessary to achieve the results specified by the Company. He shall not direct the work of any employee of the Company or any affiliated entity of the Company, or make any management decisions, or undertake to commit the Company or any affiliated entity of the Company to any course of action in relation to third persons.

Section 8.Performance. Mr. Lovejoy agrees to perform his duties, responsibilities and obligations hereunder in good faith, efficiently and to the best of his ability. Mr. Lovejoy agrees that all of his activities as a provider of services to the Company shall be in conformity with all present and future policies, rules and regulations and directions of the Company not inconsistent with this Agreement.

Section 9.Non-Competition, Non-Solicit and Non-Disparagement. For a period of twelve (12) months commencing as of the Effective Date, Mr. Lovejoy shall not (i) directly or indirectly be engaged in any capacity by, associated with or render any services for, any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise (each a “Covered Person”) on any project or initiative (x) which is directly competitive with all or substantially all of the following businesses of Company's and its affiliated entities: (A) luxury lodging, (B) luxury cruise; (C) tourist and freight train; and (D) restaurant; provided that nothing in this clause (x) shall prohibit Mr. Lovejoy from providing financial advisory or consulting services to any Covered Person on any other project or initiative, or (y) that is related to or arises in connection with any intention or efforts that are known or should reasonably be known by Mr. Lovejoy by a Covered Person to acquire or obtain control of the Company or any affiliated entity of the Company (or all or substantially all of the Company's luxury lodging business), unless Mr. Lovejoy first obtains the prior written consent of the Board, (ii) directly or indirectly, interfere with or inhibit in any way, directly or indirectly, any business relationship between the Company or any affiliated entity of the Company and any third party or solicit or hire any employee of the Company or any affiliated entity of the Company to perform services for any entity other than the Company or an affiliated entity of the Company or (iii) otherwise interfere with the business of the Company, including by making any comments of a defamatory or disparaging nature to third parties regarding the Company, any affiliated entity of the Company or any officers, directors, personnel, services or products of the Company or any affiliated entity of the Company, except as required by applicable law or legal process. The Company shall make no comments of a defamatory or disparaging nature to third parties regarding Mr. Lovejoy, his work or reputation, except as required by applicable law or legal process.

Section 10.Confidentiality. During and after the Term, Mr. Lovejoy shall not disclose or use for Mr. Lovejoy's own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company or any affiliated entity of the Company, any trade secrets, business relationships, business plans, business initiatives, strategic plans, development plans, operating plans and methods, financial data, management strategies, marketing plans and methods, marketing relationships and data bases, promotions programs, sales activities, employee and customer information or other confidential information relating to the business and affairs of the Company or any affiliated entity of the Company generally; provided that the foregoing shall not apply to information which is not unique to the Company, any affiliated entity of the Company or which is generally known to the industry or the public other than as a result of Mr. Lovejoy's breach of this covenant.

Section 11.Specific Performance. Mr. Lovejoy acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 9 or Section 10 of this Agreement would be inadequate and, in recognition of this fact, Mr. Lovejoy agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available through arbitration under Section 17 as may be enforced, as necessary, by any court having jurisdiction. Mr. Lovejoy further agrees that the restrictions contained in Section 9 and Section 10 are reasonable and acknowledges that his agreement to be bound by these restrictions was and is critical inducement for the Company to enter into this Agreement. Mr. Lovejoy agrees that if any of the restrictions in Section 9 or Section 10 are construed to be invalid or unenforceable, the remainder of the restrictions shall not be affected. If any such restriction is held to be unenforceable because of the area covered, the duration or the scope, Mr. Lovejoy agrees that the arbitrator or arbitral panel, as the case may be, making such determination shall have the power, to the extent permitted under applicable law, to reduce the area and/or the duration, and/or limit the scope, and restriction shall then be enforceable in its reduced form.

Section 12.Return of Company Property. Mr. Lovejoy agrees that at any time upon request and following the termination of his engagement for any reason, he shall return all property of the Company supplied by the Company to Mr. Lovejoy.

Section 13.Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by Mr. Lovejoy's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

Section 14.Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when (i) sent by telefax, (ii) hand delivered, (iii) sent by courier, or (iv) mailed by registered mail, return receipt requested, postage prepaid, addressed, if to Mr. Lovejoy, to the address inserted below Mr. Lovejoy's signature on the final page hereof and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:
Orient-Express Hotels Ltd.
c/o Orient-Express Hotels Inc.
555 Madison Avenue, 24th Floor
New York, New York 10022
U.S.A.
Attention: Company Secretary
Fax: +1 646 514 2947

Section 15.Miscellaneous.

(a)No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Mr. Lovejoy and such officer as may be specifically designated by the Company's Board of Directors.

(b)No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(c)This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by or between the parties hereto and contains the entire understanding of the parties with respect to the retention of Mr. Lovejoy by the Company.

(d)The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of Bermuda.

(e)Mr. Lovejoy shall be solely responsible for the withholding and/or payment of any federal, state or local income or payroll taxes. Mr. Lovejoy shall be responsible for determining the amounts of and making all such payments.

(f)The obligations of the Company and Mr. Lovejoy under this Agreement which by their nature may require either partial or total performance after the expiration of the term of this Agreement shall survive such expiration.

(g)The failure of the Company to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of the Company's rights or deprive the Company of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(h)In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(i)This Agreement shall not be assignable by Mr. Lovejoy and shall be assignable by the Company only with the consent of Mr. Lovejoy (such consent not to unreasonably withheld, delayed or conditioned); provided that no such assignment by the Company shall relieve the Company of any liability hereunder, whether accrued before or after such assignment.

Section 16.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any person or entity other than the parties hereto and their respective successors and assigns.

Section 17.Resolution of Disputes; Arbitration.

(a)All claims by Mr. Lovejoy for benefits under this Agreement shall be directed to and determined by the Company's Board of Directors and shall be in writing. Any denial by the Company's Board of Directors of a claim for payments under this Agreement shall be delivered to Mr. Lovejoy in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Company's Board of Directors shall afford a reasonable opportunity to Mr. Lovejoy for a review of the decision denying a claim and shall further allow Mr. Lovejoy to appeal to the Company's Board of Directors a decision of the Company's Board of Directors within sixty (60) days after notification by the Company's Board of Directors that Mr. Lovejoy's claim has been denied.

(b)Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration before the American Arbitration Association in New York, New York in accordance with its commercial arbitration rules as in effect at the time when the dispute or controversy arises. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

Section 18.Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:
(a)“Board” or “Board of Directors” means the Board of Directors of the Company.

(b)“Cause” shall mean (i) the continued failure by Mr. Lovejoy to substantially perform Mr. Lovejoy's duties under this Agreement, (ii) Mr. Lovejoy's wilful or intentional breach of any material term of this Agreement, (iii) the conviction of Mr. Lovejoy for any felony criminal offense or (iv) Mr. Lovejoy's engaging in any conduct which is materially detrimental to the Company or any of its affiliates, or any of the employees or customers of the Company.

(c)“Company” shall mean the entity named in the first paragraph of this Agreement.

(d)“Covered Person” shall have the meaning set forth in Section 9 hereof.

(e)“Mr. Lovejoy” shall mean the individual named in the first paragraph of this Agreement.

(f)“Term” shall have the meaning set forth in Section 2 hereof.

(g)“Effective Date” shall have the meaning set forth in Recital A hereof.

(h) “Retainer” shall have the meaning set forth in Section 4 hereof.

/s/ J. Robert Lovejoy
J. ROBERT LOVEJOY
Address: [omitted]

ORIENT-EXPRESS HOTELS LTD.
By:	/s/ John D. Campbell
	Title:	Director
	Name:	John D. Campbell

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